Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERDIGITAL NAMES TERRY CLONTZ CHAIRMAN
OF THE BOARD OF DIRECTORS

Brings over 30 years of multi-platform, global telecom experience and engineering background

KING OF PRUSSIA, PA — February 1, 2010 — InterDigital, Inc. (NASDAQ: IDCC) announced today that its Board of Directors has named Terry Clontz to serve as Chairman of the Board, effective immediately. Mr. Clontz has served as an independent member of InterDigital’s Board of Directors since April 1998. His election fills the chairmanship role that became vacant with the passing of the previous Chairman of the Board, Harry Campagna, in December 2009.

“I am privileged to assume this role at such an exciting time for InterDigital and the wireless industry,” said Mr. Clontz. “As wireless services become more pervasive, the technical challenges to meet consumer demands, particularly for higher throughput of wireless data, will become even greater. Solving such challenges is InterDigital’s core strength. With its history of invention, team of talented engineers and strong balance sheet, I believe InterDigital is well positioned to innovatively drive the future of wireless connectivity, which in turn, will continue to enhance the value of InterDigital.”

“We are extremely happy to have Terry serve as our new Chairman,” added William J. Merritt, InterDigital’s President and Chief Executive Officer and fellow member of the Board of Directors. “His deep knowledge of the wireless markets brings valuable insight needed to evolve and execute on our strategy to be a leading innovator in wireless technology solutions.”

Mr. Clontz is a global telecommunications industry veteran with 37 years of extensive experience across a broad range of markets. His leadership and influence has been recognized by several prestigious awards, including being named as Telecom Chief Executive Officer for 2009 by Telecom Asia Magazine and Best CEO in 2009 for the Singapore Corporate Awards. Under his leadership, StarHub received Euromoney’s Best Managed and Governed Company – Asia 2009.

He recently joined Singapore Technologies Telemedia, serving as Managing Director for North America and Europe to steward their investments in the USA and Europe. His other directorships include Equinix, a leading global provider of network-neutral data centers and Internet exchange services, and Eircom, the largest telecom services provider in Ireland. He also remains a non-executive director on the board of StarHub, and serves as a member of the Executive Committee for Global Crossing.

From January 1999 through his retirement in 2009, Mr. Clontz served as President and Chief Executive Officer of StarHub, a Singapore-based network operator providing a full range of information, communications and entertainment services over fixed, mobile, Internet and cable television networks. Prior to joining StarHub, Mr. Clontz served as President and Chief Executive Officer and Executive Director of IPC Information Systems, a provider of financial trading communications solutions, from 1995 through 1998. Mr. Clontz began his career as an engineer with Southern Bell in 1973, joining BellSouth International in 1987 and serving as President of its Asia Pacific Region from 1992 through 1995. Mr. Clontz earned his bachelor’s degree in physics from the University of North Carolina at Greensboro.

InterDigital also announced that the Board has made appointments to fill the committee vacancies created by the passing of Mr. Campagna. Mr. Kritzmacher has joined the Board’s nominating and corporate governance and compensation committees and will serve as the chairman of the nominating and corporate governance committee. Mr. Clontz will serve as the chairman of the compensation committee.

About InterDigital

InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and partnerships with many of the world’s leading wireless companies.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

+1 (610) 878-7800	+1 (610) 878-7800